U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


  Form 10-KSB      Form 11-K      Form 20-F      X Form 10-QSB      Form N-SAR


For  Period  Ended:                            March  31,  1999
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Transition  Report  on  Form 10-K               Transition Report on Form 10-Q
Transition  Report  on  Form 20-F               Transition Report on Form 11-K
Transition  Report  on  N-SAR


For  the  Transition  Period  Ended:
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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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Part  I  --  Registrant  Information
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Full Name of Registrant                     Mediware Information Systems, Inc.
                                            ----------------------------------

Former  Name  if  Applicable:               ----------------------------------

1121  Old  Walt  Whitman  Road
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Address  of  Principal  Executive  Office  (Street  and  Number)

Melville,  New  York  11747-3005
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(City,  State  and  Zip  Code)

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PART  II  --  Rules  12b  25(b)  and  (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)   The  accountant's  statement  or  other  exhibit  required  by Rule
12b-25(c)  has  been  attached  if  applicable.


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Part  III  -  Narrative
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State below in reasonable detail the reasons why 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant is unable to file its Annual Report on Form 10-QSB for the quarter ended March 31, 1999 for the following reasons: The registrant's financial statements as it relates to the above quarter with a fiscal year ending June 30, 1999 have not been completed due to the recent hiring of a new Chief Financial Officer during said quarter.



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PART  IV  --  Other  Information
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     (1) Name and telephone number of person to contact in regard to notification

John  Esposito                              913                       307-1000
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(Name)                                 (Area Code)          (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
no,  identify  report(s).                                       X Yes       No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
portion  thereof?                                                 Yes    X  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


     Mediware  Information  Systems,  Inc.
     --------------------------------------
(Name  of  Registrant  as  specified  in  charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May  17,  1999                          By:  /s/ Charlie Merola
                                                    Charles A. Merola,  CFO